EXHIBIT 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
June 11, 2008	Mary Waters
Farmer Mac
202-872-7700

Farmer Mac Directors Elected

at Annual Meeting of Stockholders

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac) (NYSE: AGM and AGM.A) announced today that ten directors were elected to one-year terms on the Corporation’s Board of Directors at the Annual Meeting of Stockholders held Thursday, June 5, 2008.  Pursuant to the Farmer Mac charter, holders of Class A Voting Common Stock elected five directors and holders of Class B Voting Common Stock elected five directors.  The remaining five members of Farmer Mac’s fifteen-member Board are appointed by the President of the United States, with the advice and consent of the United States Senate.

As a result of that election, three new directors were seated on Farmer Mac’s Board of Directors.  James R. Engebretsen and Clark Maxwell were elected by the holders of Class A Voting Common Stock, and Brian J. O’Keane was elected by the holders of Class B Voting Common Stock.  These newly elected directors replace Timothy F. Kenny, Charles E. Kruse and Ralph W. Cortese, respectively, all of whom had been nominees of the Board and named in the Corporation’s Proxy Statement.  A brief description of the current position held by each of the three new directors is set forth below:

James R. Engebretsen is the MBA Director and the Assistant Dean of Corporate Relations and Career Services at the Marriott School of Management at Brigham Young University.  He oversees the Marriott School's placement function and relationships with corporations across the United States in addition to his director role in the MBA program.

Clark Maxwell is a Vice President at Chatham Financial Corp., where he is the Director of Accounting Policy and Global Accounting Services.  Chatham provides comprehensive interest rate and currency hedging expertise to hundreds of financial institutions, real estate companies, and other institutional clients.

Brian J. O’Keane is the Senior Vice President & Chief Financial Officer of AgriBank, FCB, the largest of five banks within the national Farm Credit System.  There, he provides leadership and strategic oversight of the finance function, including treasury, capital planning, and financial control.

More detailed biographical information about each of the three above-mentioned new directors is set forth in Farmer Mac’s Form 8-K filed today with the SEC in connection with these developments.

Also at Farmer Mac’s Annual Meeting of Stockholders, the holders of both voting classes of common stock ratified the selection of Deloitte & Touche LLP as the Corporation’s independent auditor for 2008 and approved the Corporation’s 2008 Omnibus Incentive Plan, a copy of which was included in the Corporation’s Proxy Statement filed with the SEC on April 29, 2008.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s charter (Title VIII of the Farm Credit Act of 1971, as amended) provides that the Corporation’s Class A Voting Common Stock may be held only by banks, insurance companies and other financial institutions or entities that are not Farm Credit System Institutions, and that only Farm Credit System Institutions may hold the Corporation’s Class B Voting Stock.  Farmer Mac’s Class C Non-Voting Common Stock and Class A Voting Common Stock are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.